                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-56723

PROSPECTUS

                                     [LOGO]

                                AMAZON.COM, INC.
                             OFFER TO EXCHANGE ITS
                       10% SENIOR DISCOUNT NOTES DUE 2008
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                       FOR ANY AND ALL OF ITS OUTSTANDING
                       10% SENIOR DISCOUNT NOTES DUE 2008
            WHICH WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM
                 REGISTRATION UNDER THE SECURITIES ACT OF 1933
                            ------------------------

     THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 14, 1998, UNLESS EXTENDED.

     Amazon.com, Inc., a Delaware corporation ("Amazon.com" or the "Company"), hereby offers to exchange (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), up to $530,000,000 aggregate principal amount at maturity of its 10% Senior Discount Notes due 2008 (the "Exchange Notes") for a like principal amount at maturity of its 10% Senior Discount Notes due 2008 (the "Original Notes" and, together with the Exchange Notes, the "Notes").

     The terms of the Exchange Notes are identical in all material respects (including principal amount at maturity, rate of accretion, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof (each, a "Holder" and, collectively, the "Holders") (except as provided herein), and are not subject to any covenant of the Company regarding registration. The Exchange Notes will be issued under the indenture governing the Original Notes. For a description of the principal terms of the Exchange Notes, see "Description of the Exchange Notes."

     The Notes will mature on May 1, 2008. The Original Notes were, and the Exchange Notes will be, issued at a substantial discount from their principal amount at maturity, and there will not be any payment of interest on the Notes prior to November 1, 2003. Each Original Note has a principal amount at maturity of $1,000 and an initial Accreted Value (as defined herein) of $615.07. The Accreted Value of the Exchange Notes initially will be equal to the Accreted Value of the Original Notes at the time of the consummation of the Exchange Offer. The Notes will fully accrete to face value on May 1, 2003. From and after May 1, 2003, the Notes will bear interest, which will be payable in cash at a rate of 10% per annum on each May 1 and November 1 (the "Interest Payment Dates"), commencing November 1, 2003.

     The Notes are redeemable, at the option of the Company, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth herein, plus accrued interest, if any, to the date of redemption. At any time prior to May 1, 2001, the Company also may redeem up to 35% of the aggregate principal amount at maturity of the Notes with the proceeds of one or more sales of Capital Stock (other than Disqualified Stock) (as defined herein) at 110% of their Accreted Value on the redemption date, plus accrued and unpaid interest, if any, to the date of redemption; provided that after any such redemption at least 65% of the aggregate principal amount at maturity of Notes originally issued remains outstanding. In addition, at any time prior to May 1, 2003, the Company may redeem all, but not less than all, of the Notes at the redemption price equal to the sum of (i) the Accreted Value on the redemption date, plus
(ii) accrued and unpaid interest, if any, to the redemption date, plus (iii) the Applicable Premium (as defined herein). See "Description of the Exchange Notes."
                                                        (Continued on next page)

     This Prospectus and the Letter of Transmittal are first being mailed to all holders of the Original Notes on August 14, 1998.
                            ------------------------

SEE "RISK FACTORS," COMMENCING ON PAGE 11, FOR A DESCRIPTION OF CERTAIN FACTORS
        THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                The date of this Prospectus is August 13, 1998.

(Continued from previous page)

     The Original Notes were issued and sold on May 8, 1998, in a transaction (the "Offering") not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemptions provided in Section 4(2) of the Securities Act and Rule 144A under the Securities Act. Accordingly, the Original Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy certain of the obligations of the Company under a registration rights agreement relating to the Original Notes. See "The Exchange Offer -- Purpose of the Exchange Offer." The Company is making the Exchange Offer in reliance upon an interpretation by the Staff of the Securities and Exchange Commission (the "Commission") set forth in a series of no-action letters issued to third parties, although the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer. Based upon the Commission's interpretations, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than by any Holder that is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) a broker-dealer who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holders' business and such Holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Any Holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "The Exchange Offer -- Resales of the Exchange Notes."

     Each broker-dealer who receives Exchange Notes pursuant to the Exchange Offer in exchange for Original Notes acquired for its own account as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Original Notes are designated for trading in the PORTAL Market. The Exchange Notes constitute a new issue of securities for which there is no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent Original Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered, and tendered but unaccepted, Original Notes could be adversely affected. Following consummation of the Exchange Offer, the Holders of Original Notes will continue to be subject to the existing restrictions on transfer thereof, and the Company will have no further obligation to such Holders to provide for the registration under the Securities Act of the Original Notes. Morgan Stanley & Co. Incorporated ("Morgan Stanley" or the "Placement Agent") has advised the Company that it currently intends to make a market in the Exchange Notes; however, it is not obligated to do so, and any market-making activity may be discontinued at any time without notice. Therefore, there can be no assurance that an active trading market will develop or as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange, but is otherwise subject to customary conditions. The Exchange Offer will expire at 5:00 p.m., New York City time, on September 14, 1998, unless extended by the Company to such other date and time as the Company, in its sole discretion, may determine (the "Expiration Date"). Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable. Upon satisfaction or waiver of all of the conditions of the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Original Notes properly tendered (such date of acceptance, the "Exchange Date") and will issue the Exchange Notes promptly after acceptance of the Original Notes. There will be no cash proceeds to the Company from the Exchange Offer.

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received for Original Notes where such Original Notes were acquired for its own account as a result of market-making activities or other trading activities. The Company will make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

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                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Commission Regional Offices: Seven World Trade Center, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such site is http://www.sec.gov.

     Whether or not the Company is then required to file reports with the Commission, so long as any of the Notes are outstanding, the Company is required by the terms of the Indenture, dated May 8, 1998 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"), under which the Original Notes were issued and under which the Exchange Notes are to be issued, to furnish to the Trustee and each Holder, or supply to the Trustee for forwarding to each such Holder without cost to such Holder, such reports and other information as it has filed with the Commission pursuant to Section 13(a) or 15(d) under the Exchange Act, or would be required to file by such sections of the Exchange Act if it were subject thereto. In addition, at all times prior to the registration of the Original Notes, the Company has agreed to furnish to any Holder of Notes, and prospective investors upon their request, the information required to be delivered pursuant to Rule 144A under the Securities Act.

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms thereof and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. Items omitted from this Prospectus but contained in the Registration Statement may be inspected and copied as described above.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 000-22513) are incorporated by reference in this Prospectus:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

     (3) The Company's Current Reports on Form 8-K filed April 27, 1998, April 28, 1998, May 1, 1998, May 6, 1998 and August 7, 1998.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference

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herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) ARE AVAILABLE UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY, 1516 SECOND AVENUE, SEATTLE, WASHINGTON 98101 (TELEPHONE NUMBER (206) 622-2335). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE FIVE DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.
                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated herein by reference contain forward-looking statements based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. All statements, trends, analyses and other information contained in this Prospectus relative to trends in net sales, gross margin, anticipated expense levels and liquidity and capital resources, as well as other statements, including, but not limited to, words such as "anticipate," "believe," "plan," "estimate," "expect," "seek" and "intend," and other similar expressions, constitute forward-looking statements. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those anticipated or expressed in such statements. Potential risks and uncertainties include, among others, those set forth herein under "Risk Factors," as well as set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "-- Liquidity and Capital Resources" and " -- Additional Factors That May Affect Future Results" in the Company's Quarterly Report on Form 10-Q to be filed for the quarter ended June 30, 1998 and under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "-- Liquidity and Capital Resources" and "Business -- Additional Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. Particular attention should be paid to the cautionary statements involving the Company's limited operating history, the unpredictability of its future revenues, the unpredictable and evolving nature of its business model, the intensely competitive online commerce and retail book and music industries and the risks associated with capacity constraints, systems development, management of growth, acquisitions, any new products and international or domestic business expansion. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers, however, should carefully review the factors set forth in other reports or documents that the Company files from time to time with the Commission.

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

                               PROSPECTUS SUMMARY

     The following Summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in or incorporated by reference to this Prospectus. Investors should carefully consider the information set forth under the caption "Risk Factors."

                                  THE COMPANY

     Amazon.com, Inc. ("Amazon.com" or the "Company") is the leading online retailer of books and music. The Company also sells videotapes, audiotapes and other products. Since opening for business as "Earth's Biggest Bookstore" in July 1995, Amazon.com has become one of the most widely known, used and cited commerce sites on the World Wide Web (the "Web"). Amazon.com strives to offer its customers compelling value through innovative use of technology, broad selection, high-quality content, a high level of customer service, competitive pricing and personalized services. The Company offers a catalog of approximately
3.0 million titles, easy-to-use search and browse features, e-mail services, personalized shopping services, Web-based credit card payment and direct shipping to customers. The Company currently offers other information-based products, such as music, and intends over time to expand its catalog into other product categories. Amazon.com has virtually unlimited online shelf space and offers customers a vast selection through an efficient search-and-retrieval interface.

     Operating as an online book retailer, Amazon.com has grown rapidly since first opening its Web site in July 1995. Through June 30, 1998, the Company had sales of more than $367 million to approximately 3.1 million customer accounts in over 150 countries. Repeat customers accounted for over 62% of orders in the six months ended June 30, 1998. International sales represented 21% of net sales in the six months ended June 30, 1998.

     Amazon.com's objective is to be the leading online retailer of information-based products and services, with an initial focus on books and, more recently, music. The Company's key strategies to attain this goal include: creating customer loyalty by delivering a compelling value proposition; building strong brand recognition and maintaining market leadership; continuing to expand revenue opportunities; creating and executing a superior economic model; maintaining technology focus and expertise; building strong supplier relationships; and attracting and retaining exceptional employees.

     Amazon.com was incorporated in 1994 in the State of Washington and reincorporated in 1996 in the State of Delaware. The Company's principal corporate offices are located in Seattle, Washington. The mailing address and telephone number of the principal executive offices of the Company are 1516 Second Avenue, Seattle, Washington 98101, (206) 622-2335. Amazon.com completed its initial public offering in May 1997 and its common stock is listed on the Nasdaq National Market under the symbol "AMZN."

     "Amazon.com" and "Earth's Biggest Bookstore" are service marks of Amazon.com, Inc. All other products, company names and logos are marks of their respective companies.

     Information contained on the Company's Web site will not be deemed to be a part of this Prospectus. As used herein, "titles" offered by the Company means the number of items offered in the Company catalog and includes books, CDs, videotapes, audiotapes and other products.

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

                         SUMMARY OF THE EXCHANGE OFFER

REGISTRATION RIGHTS
AGREEMENT.....................   Holders are entitled to exchange the Original
                                 Notes for Exchange Notes registered under the Securities Act with substantially identical terms. The Exchange Offer is intended to satisfy these rights. After the Exchange Offer is complete, Holders will no longer be entitled to any exchange or registration rights with respect to the Original Notes.

THE EXCHANGE OFFER............   The Company is offering to exchange $1,000
                                 principal amount at maturity of Exchange Notes that have been registered under the Securities
                                 Act for each $1,000 principal amount at
                                 maturity of the Original Notes. In order to be exchanged, an outstanding Original Note must be properly tendered and accepted. All outstanding
                                 Original Notes that are validly tendered and not validly withdrawn will be exchanged for Exchange Notes.

                                 As of this date, there are $530,000,000
                                 aggregate principal amount at maturity of the Original Notes outstanding.

                                 The Company will issue registered Exchange
                                 Notes promptly after the expiration of the Exchange Offer.

RESALES.......................   Except as indicated herein, the Company
                                 believes that the Exchange Notes may be offered for resale, resold and otherwise transferred by Holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                 (i) the Exchange Notes are being acquired in the ordinary course of a Holder's business;

                                 (ii) a Holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

                                 (iii) a Holder is not an Affiliate of the Company.

                                 If the Company's belief is inaccurate and a Holder transfers any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, such Holder may incur liability under the Securities Act. The Company does not assume or indemnify Holders against such liability.

                                 Each broker-dealer that is issued Exchange
                                 Notes for its own account in exchange for Original Notes which were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Notes issued in the Exchange Offer. A broker-dealer may use this Prospectus for an offer to resell, resale or other retransfer of the Exchange Notes. See "The Exchange Offer -- Resales of the Exchange Notes."

EXPIRATION DATE...............   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on September 14, 1998, unless the Company decides to extend the Expiration Date.

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

CONDITIONS OF THE EXCHANGE
OFFER.........................   The Exchange Offer is not subject to any
                                 condition other than that the Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Commission.
                                 See "The Exchange Offer -- Conditions of the
                                 Exchange Offer."

PROCEDURES FOR TENDERING
ORIGINAL NOTES................   Each Holder of Original Notes wishing to
                                 participate in the Exchange Offer must
                                 complete, sign and date the Letter of
                                 Transmittal, or a facsimile thereof, in
                                 accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Original Notes and any other required documentation to The
                                 Bank of New York, as exchange agent for the Notes (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, each Holder will represent to the Company (on its own behalf and on behalf of any beneficial owner of any Original Note subject to the Letter of Transmittal) that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither the Holder nor any such other person is participating in or intends to participate in a distribution of such Exchange Notes, (iii) neither the Holder nor any other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iv) neither the Holder nor any such other person is an Affiliate of the Company. See "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   Any beneficial owner whose Original Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Original Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange
                                 Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES....................   If Holders wish to tender their Original Notes
                                 and time will not permit the required documents to reach the Exchange Agent by the Expiration
                                 Date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered Original Notes cannot be delivered on time, such Holders may tender their Original
                                 Notes pursuant to the procedures described in this Prospectus in "The Exchange
                                 Offer-- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS.............   Holders may withdraw the tender of their Notes
                                 at any time prior to 5:00 p.m. New York City time on September 14, 1998.

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

CERTAIN U.S. FEDERAL INCOME
TAX CONSEQUENCES..............   The exchange of Original Notes for the Exchange
                                 Notes will not be a taxable exchange for U.S.
                                 federal income tax purposes. Therefore, Holders will not recognize any taxable gain or loss or other income as a result of such exchange. The tax treatment of the Exchange Notes will be the same as for the Original Notes. See "Certain
                                 Federal Income Tax Consequences."

USE OF PROCEEDS...............   The Company will not receive any proceeds from
                                 the issuance of the Exchange Notes pursuant to the Exchange Offer. The Company will pay all expenses incident to the Exchange Offer. See
                                 "Use of Proceeds."

EXCHANGE AGENT................   The Bank of New York is serving as Exchange
                                 Agent in connection with the Exchange Offer.

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

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and generally will not be entitled to registration under the Securities Act. The Exchange Notes will evidence the same debt as the Original Notes and both the Original Notes and the Exchange Notes are and will be governed by the same Indenture.

SECURITIES OFFERED............   $530,000,000 aggregate principal amount at
                                 maturity ($325,987,100 aggregate initial
                                 Accreted Value) of 10% Senior Discount Notes due 2008.

MATURITY......................   May 1, 2008.

YIELD AND INTEREST............   The Original Notes were, and the Exchange Notes
                                 will be, sold at a substantial discount from their principal amount at maturity, and there will not be any payment of interest on the Notes prior to November 1, 2003. The Notes will fully accrete to face value on May 1, 2003.
                                 From and after May 1, 2003, the Notes will bear interest, which will be payable in cash, at a rate of 10% per annum on each May 1 and November 1, commencing November 1, 2003.

OPTIONAL REDEMPTION...........   The Notes are redeemable, at the option of the
                                 Company, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth herein, plus accrued interest, if any, to the date of redemption. At any time prior to May 1, 2001, the Company also may redeem up to 35% of the aggregate principal amount at maturity of the Notes with the proceeds of one or more sales of Capital Stock (other than Disqualified Stock), at 110% of their Accreted
                                 Value on the redemption date, plus accrued and unpaid interest, if any, to the date of redemption; provided that after any such redemption at least 65% of the aggregate principal amount at maturity of Notes originally issued remains outstanding. In addition, at any time prior to May 1, 2003, the Company may redeem all, but not less than all, of the Notes at a redemption price equal to the sum of (i) the Accreted Value on the redemption date, plus (ii) accrued and unpaid interest, if any, to the redemption date, plus (iii) the Applicable Premium. See "Description of the
                                 Exchange Notes -- Optional Redemption."

CHANGE OF CONTROL.............   Upon a Change of Control (as defined herein),
                                 the Company will be required to make an Offer to Purchase (as defined herein) the Notes at a purchase price equal to 101% of their Accreted
                                 Value on the date of purchase, plus accrued interest, if any. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Notes). See "Description of the Exchange Notes -- Repurchase of Notes Upon a Change of Control."

RANKING.......................   The Original Notes are, and the Exchange Notes
                                 will be, senior unsecured indebtedness of the Company ranking pari passu with the Company's existing and future unsubordinated, unsecured indebtedness and senior in right of payment to all subordinated indebtedness of the Company.
                                 The Notes will be effectively subordinated to all secured indebtedness and to all existing and future

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

                                 liabilities of the Company's subsidiaries, including trade payables. As of June 30, 1998, as adjusted for the offering of the Original Notes and application of the net proceeds therefrom, the Company would have had approximately $2.4 million of indebtedness outstanding (other than the Notes), all of which would have been secured indebtedness. See "Risk Factors -- Substantial Indebtedness; Ability to Service Debt."

CERTAIN COVENANTS.............   The Indenture contains certain covenants that,
                                 among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined herein) to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, create liens, engage in transactions with stockholders and affiliates, sell assets and engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions. See
                                 "Description of the Exchange Notes --
                                 Covenants."

ORIGINAL ISSUE DISCOUNT.......   The Exchange Notes will be treated as a
                                 continuation of the Original Notes for U.S.
                                 federal income tax purposes. The Original Notes were issued with original issue discount. For
                                 U.S. federal income tax purposes, Holders of the Notes are required to include the amount of original issue discount in income in advance of receipt of cash to which the income is attributable. See "Certain Federal Income Tax
                                 Consequences."

                                  RISK FACTORS

     An investment in the Exchange Notes offered hereby involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus, should be considered carefully before purchasing the Exchange Notes offered hereby. The term "Note" or "Notes" includes the Original Notes and the Exchange Notes.

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; ANTICIPATED LOSSES

     The Company was incorporated in July 1994 and commenced offering products for sale on its Web site in July 1995. Accordingly, the Company has a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks for the Company include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy and its expansion into new product and geographic markets, effectively integrate acquisitions and other business combinations, continue to develop and upgrade its technology and transaction-processing systems, improve its Web site, provide superior customer service and order fulfillment, respond to competitive developments and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Since inception, the Company has incurred significant losses, and as of June 30, 1998 had an accumulated deficit of $64.1 million. The Company believes that its success will depend in large part on its ability to (i) extend its brand position, (ii) provide its customers with outstanding value and a superior shopping experience and (iii) achieve sufficient sales volume to realize economies of scale. Accordingly, the Company intends to continue to invest heavily in marketing and promotion, product development and technology and operating infrastructure development. The Company also offers attractive pricing programs, which have resulted in relatively low product gross margins. As a result, achieving profitability given planned investment levels depends on the Company's ability to generate and sustain substantially increased revenue levels. In addition, amounts associated with the Company's recent acquisitions, including amortization of goodwill and other purchased intangibles and ongoing operating expenses of those companies, as well as interest expense related to the Original Notes will further affect the Company's operating results. As a result of the foregoing factors, the Company believes that it will continue to incur substantial operating losses for the foreseeable future and that the rate at which such losses will be incurred will increase significantly from current levels. Although the Company has experienced significant revenue growth in recent periods, such growth rates are not sustainable and will decrease in the future. In view of the rapidly evolving nature of the Company's business and its limited operating history, the Company believes that period-to-period comparisons of its operating results, including the Company's gross profit and operating expenses as a percentage of net sales, are not necessarily meaningful and should not be relied on as an indication of future performance.

UNPREDICTABILITY OF FUTURE REVENUES; POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     As a result of the Company's limited operating history and the emerging nature of the markets in which it competes, the Company is unable to accurately forecast its revenues. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenues and are to a large extent fixed. Sales and operating results generally depend on the volume of, timing of and ability to fulfill orders received, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures would have an immediate adverse effect on the Company's business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service, marketing or acquisition decisions that could have a material adverse effect on its business, prospects, financial condition and results of operations. For example, the Company has recently announced acquisitions which will result in the Company's incurring significant charges, including amortization of goodwill and other purchased intangibles and ongoing operating expenses of the acquired companies.

     The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include, among others, (i) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction, (ii) the Company's ability to acquire product, to maintain appropriate inventory levels and to manage fulfillment operations,
(iii) the Company's ability to maintain gross margins in its existing business and in future product lines and markets, (iv) the development, announcement or introduction of new sites, services and products by the Company and its competitors, (v) price competition or higher wholesale prices in the industry,
(vi) the level of use of the Internet and online services and increasing consumer acceptance of the Internet and other online services for the purchase of products such as those offered by the Company, (vii) the Company's ability to upgrade and develop its systems and infrastructure, (viii) the Company's ability to attract new personnel in a timely and effective manner, (ix) the level of traffic on the Company's Web site, (x) the Company's ability to manage effectively its development of new business segments and markets, (xi) the Company's ability to successfully manage the integration of operations and technology of acquisitions or other business combinations, (xii) technical difficulties, system downtime or Internet brownouts, (xiii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (xiv) the number of popular books, music and other products introduced during the period, (xv) the level of merchandise returns experienced by the Company, (xvi) governmental regulation and taxation policies, (xvii) disruptions in service by common carriers due to strikes or otherwise, and (xviii) general economic conditions and economic conditions specific to the Internet, online commerce and the book and music industries.

     The Company expects that it will experience seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail book and music industries are generally significantly higher in the fourth calendar quarter of each year.

     Due to the foregoing factors, in one or more future quarters the Company's operating results may fall below the expectations of securities analysts or investors. In such event, the trading price of the Company's securities will likely be materially adversely affected.

COMPETITION

     The online commerce market, particularly over the Web, is new, rapidly evolving and intensely competitive. In addition, the retail book and music industries are intensely competitive. The Company's current or potential competitors include (i) various online booksellers and vendors of other products such as CDs and videotapes, including entrants into narrow specialty niches,
(ii) a number of indirect competitors that specialize in online commerce or derive a substantial portion of their revenues from online commerce, through which retailers other than the Company may offer products, and (iii) publishers, distributors and retail vendors of books, music and other products, including Barnes & Noble, Inc., Bertelsmann AG and other large specialty booksellers and integrated media corporations, many of which possess significant brand awareness, sales volume and customer bases. The Company believes that the principal competitive factors in its market are brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of editorial and other site content and reliability and speed of fulfillment. Many of the Company's competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. There can be no assurance that the Company will be able to compete successfully against current and future competitors.

     The Company expects that competition in the Internet and online commerce markets will intensify in the future. For example, as various Internet market segments obtain large, loyal customer bases, participants in those segments may seek to leverage their market power to the detriment of participants in other market segments. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on online retailers, including the Company. For example, "shopping agent" technologies will permit customers to quickly compare the Company's prices with those of its competitors. Competitive pressures created by any one of the Company's competitors, or by the Company's competitors collectively, could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

SYSTEM DEVELOPMENT AND OPERATION RISKS

     The Company's revenues depend on the number of visitors who shop on its Web site and the volume of orders it fulfills. Any system interruptions resulting in the unavailability of the Company's Web site or in reduced order fulfillment performance reduce the volume of goods sold and the attractiveness of the Company's product and service offerings. The Company has experienced periodic system interruptions, which it believes will continue to occur from time to time. The Company uses an internally developed system for its Web site, search engine and substantially all aspects of transaction processing, including order management, cash and credit card processing, purchasing, inventory management and shipping. The Company will be required to add additional software and hardware and further develop and upgrade its existing technology, transaction-processing systems and network infrastructure to accommodate increased traffic on its Web site and increased sales volume through its transaction-processing systems. Any inability to do so may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, or delays in reporting accurate financial information. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its Web site or in a timely manner to effectively upgrade and expand its transaction-processing systems or to smoothly integrate any newly developed or purchased modules with its existing systems. Any inability to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Substantially all the Company's computer and communications hardware is located at a single leased facility in Seattle, Washington. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. The Company does not currently have redundant systems or a formal disaster recovery plan and does not have sufficient business interruption insurance to compensate it for losses that may occur. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of critical data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing events could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

MANAGEMENT OF POTENTIAL GROWTH

     The Company has rapidly and significantly expanded its operations and anticipates that further expansion will be required to address potential growth in its customer base, to expand its product and service offerings and its international operations, and to pursue other market opportunities. The Company's employee base has similarly expanded, growing from 158 employees as of December 31, 1996 to 1,170 employees as of June 30, 1998. The expansion of the Company's operations and employee base has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources. To manage the expected growth of its operations and personnel, the Company will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, as well as to expand, train and manage its growing employee base. There can be no assurance that the Company's current and planned personnel, systems, procedures and controls will be adequate to support the Company's future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that Company management will be able to successfully identify, manage and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, such inability could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

RISKS OF NEW BUSINESS AREAS

     The Company over time intends to expand its operations by promoting new or complementary products or sales formats and by expanding the breadth and depth of its product or service offerings and introduced its music store in June 1998. Expansion of the Company's operations in this manner will require significant additional expenses and development, operations and editorial resources and could strain the Company's management, financial and operational resources. Furthermore, the Company may not benefit from the first-mover advantage that it experienced in the online book market, and gross margins attributable to new business areas may be lower than those associated with the Company's existing business activities. There can be no assurance that the Company will be able to expand its operations in a cost-effective or timely manner. Furthermore, any new business launched by the Company that is not favorably received by consumers could damage the Company's reputation or the Amazon.com brand. The lack of market acceptance of such efforts or the Company's inability to generate satisfactory revenues from such expanded services or products to offset their cost could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Gross margins attributable to new business areas may be lower than those associated with the Company's existing business activities. In particular, the Company has announced plans to offer music to customers, and anticipates that music product gross margin, which is expected to be lower than book gross margin, will affect overall gross margin proportionately to its impact on product mix.

RISKS OF INTERNATIONAL EXPANSION

     The Company expects to expand its presence in foreign markets and has recently acquired two international online booksellers to accelerate this expansion. To date, the Company has only limited experience in sourcing, marketing and distributing products on an international basis and in developing localized versions of its Web site and other systems. The Company expects to incur significant costs in establishing international facilities and operations, in promoting its brand internationally, in developing localized versions of its Web site and other systems and in sourcing, marketing and distributing products in foreign markets. There can be no assurance that the Company's international efforts will be successful. If the revenues resulting from international activities are inadequate to offset the expense of establishing and maintaining foreign operations, such inadequacy could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. In addition, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export and import restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity in other parts of the world and potentially adverse tax consequences, any of which could adversely affect the success of the Company's international operations. Furthermore, it is possible that governments in certain foreign jurisdictions may have or enact legislation with respect to the Internet or other online services in such areas as content, network security, encryption or distribution that may affect the Company's ability to conduct business abroad. There can be no assurance that one or more of such factors would not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, prospects, financial condition and results of operations.

RISKS OF BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

     The Company may choose to expand its operations or market presence by entering into business combinations, investments, joint ventures or other strategic alliances with third parties such as the Company's April acquisitions of three international Internet companies and pending acquisitions of Junglee Corporation and Sage Enterprises, Inc. (PlanetAll). Any such transaction will be accompanied by risks commonly encountered in such transactions, which include, among others, the difficulty of assimilating the operations, technology and personnel of the combined companies, the potential disruption of the Company's ongoing business, the possible inability to retain key technical and managerial personnel, the potential inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired businesses, additional expenses associated with amortization of goodwill and purchased intangible assets, additional operating losses and expenses associated with the activities and expansion of acquired businesses, the maintenance of uniform standards, controls and policies and the possible impairment of relationships with existing employees and customers. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with such business combinations, investments, joint ventures or other strategic alliances, or that such transactions will not have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE

     To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of the Amazon.com online store. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new products and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing Web site and proprietary technology and systems obsolete. The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of a Web site and other proprietary technology entails significant technical, financial and business risks. There can be no assurance that the Company will successfully implement new technologies or adapt its Web site, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, such inability could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's performance is substantially dependent on the continued services and on the performance of its senior management and other key personnel, particularly Jeffrey P. Bezos, its President, Chief Executive Officer and Chairman of the Board. The Company does not have long-term employment agreements with any of its key personnel and maintains no "key person" life insurance policies. The loss of the services of its executive officers or other key employees could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

RELIANCE ON CERTAIN SUPPLIERS

     The Company purchases a substantial majority of its products from two major vendors, Ingram Book Group ("Ingram") and Baker & Taylor, Inc. Ingram is the Company's single largest supplier and accounted for 58% and 59% of the Company's inventory purchases in 1997 and 1996, respectively. The Company has no long-term contracts or arrangements with any of its vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company on current terms or that the Company will be able to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If the Company were unable to develop and maintain relationships with vendors that allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, such inability could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE DEBT

     As of June 30, 1998, as adjusted for the offering of the Original Notes and application of the net proceeds therefrom, the Company would have had approximately $2.4 million of indebtedness outstanding (other than the Notes), consisting of capitalized lease obligations and other equipment financing. The accretion of original issue discount on the Notes will cause an increase in indebtedness of approximately $204.0 million by May 1, 2003. The Indenture permits the incurrence of substantial amounts of additional indebtedness by the Company and its subsidiaries. The Company may incur substantial additional indebtedness in the future. The level of the Company's indebtedness could have important consequences to Holders of the Notes, including the following: (i) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments on the Notes; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) in the future, the Company may be required to dedicate a substantial portion of its cash flow from operations to the payment of principal and interest on its indebtedness and other obligations; (iv) the Company's level of indebtedness could in the future limit its flexibility in planning for, or reacting to changes in, its business; and (v) the Company's level of indebtedness in the future could make it more vulnerable in the event of a downturn in its business. The Company has experienced earnings before interest, taxes, depreciation and amortization ("EBITDA") losses since inception. For the year ended December 31, 1997, and the six months ended June 30, 1998, as adjusted for the offering of the Original Notes and application of the net proceeds therefrom, the Company's earnings before fixed charges would have been insufficient to cover fixed charges by $27.6 million and $30.5 million, respectively. There can be no assurance that the Company will be able to improve its earnings before fixed charges or that the Company will be able to meet its debt service obligations, including its obligations under the Notes. In the event the Company's cash flow is inadequate to meet its obligations, the Company could face substantial liquidity problems. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the various covenants in its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payment of principal of, or interest on, the Notes. The ability of the Company to meet its obligations will be dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond the control of the Company.

ORIGINAL ISSUE DISCOUNT; POSSIBLE UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDER OF NOTES

     The Original Notes were, and the Exchange Notes will be, sold at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the Notes prior to May 1, 2003, and there will be no periodic payments of cash interest on the Notes prior to November 1, 2003, original issue discount (the difference between the stated redemption price at maturity and the issue price of the Notes) will accrue from the issue date of the Original Notes. Original issue discount will be includible as interest income periodically in a U.S. holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Consequences." Prospective investors should consult their tax advisors about the application of U.S. federal income tax law, as well as any applicable state, local or foreign tax laws. If a bankruptcy case were commenced by or against the Company under the U.S. Bankruptcy Code after the issuance of the Notes, the claim of a holder of a Note with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial Accreted Value and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest' for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

POTENTIAL DEPENDENCE OF COMPANY ON SUBSIDIARIES FOR REPAYMENT OF NOTES

     The Original Notes are, and the Exchange Notes will be, obligations of the Company exclusively. The Company anticipates that in the future an increasing portion of its operations will be conducted through direct and indirect subsidiaries. The Company's cash flow and, consequently, its ability to service its indebtedness, including the Notes, will therefore depend to some extent upon the cash flow of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of loans, dividends or otherwise. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise. In addition, the Company's subsidiaries are likely to become parties to financing arrangements, including secured financing arrangements, and such financing arrangements may contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to the Company. Because the Company's subsidiaries will not guarantee the payment of the principal or interest on the Notes, any right of the Company to receive assets of any of its subsidiaries upon liquidation or reorganization (and the consequent right of holders of the Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of any such subsidiary (including trade creditors and holders of indebtedness, including subordinated indebtedness, of such subsidiary), except if and to the extent the Company is itself a creditor of such subsidiary, in which case the claims of the Company would nonetheless be effectively subordinated to any security interests in the assets of the general unsecured obligations of such subsidiary.

     The Notes are unsecured and therefore will be effectively subordinated to any secured indebtedness of the Company with respect to the assets securing such indebtedness. The Indenture permits the Company and its subsidiaries to incur indebtedness to finance, among other things, the acquisition of inventory, equipment and real property and to finance working capital and capital expenditures for its business and to secure such indebtedness. In the event of bankruptcy, liquidation, dissolution, reorganization or similar proceedings with respect to the Company, the holders of secured indebtedness will be entitled to proceed against the collateral that secures such indebtedness, and to receive proceeds from the sale and other distributions in respect of such collateral, and such collateral will not be available for satisfaction of any amounts owed under the Notes. In addition, to the extent such assets do not satisfy in full the secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would be pari passu (or effectively senior if such indebtedness were issued by a subsidiary) with the Notes. Accordingly, there may only be limited assets remaining to satisfy any claims of the holders of the Notes upon an acceleration of the Notes.

FINANCIAL AND OPERATING RESTRICTIONS

     Certain covenants contained in the Indenture impose operating and financial restrictions on the Company and its Restricted Subsidiaries. Such restrictions affect, and in certain cases significantly limit, among other things, the ability of the Company or its Restricted Subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, create liens, engage in transactions with stockholders and affiliates, sell assets and engage in mergers or consolidations. A default under such indebtedness could result in an acceleration of the Notes, in which case the holders of the Notes may not be paid in full.

RISKS ASSOCIATED WITH DOMAIN NAMES

     The Company currently holds various Web domain names relating to its brand, including the "Amazon.com" domain name. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that the Company will be able to acquire or maintain relevant domain names in all countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. The Company, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights. Any such inability could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

     The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The issuance of the Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer will be made only after timely receipt by the Company of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange.

     Original Notes that are not validly tendered will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and the Company will have no further obligation to provide for the registration under the Securities Act of such Original Notes. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that Original Notes are tendered in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes where such Exchange Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange
Offer -- Consequences of Failure to Exchange" and "Plan of Distribution."

LACK OF PUBLIC MARKET

     The Exchange Notes are a new issue of securities for which there is currently no active trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. Morgan Stanley has advised the Company that it currently intends to make a market in the Exchange Notes; however, it is not obligated to do so and any market-making activity may be discontinued at any time without notice. Therefore, there can be no assurance that an active trading market for the Exchange Notes will develop or as to the liquidity of or the trading market for the Exchange Notes. If a trading market does not develop, Holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the

Exchange Notes develops, any such market could cease to continue at any time. If a trading market develops for the Exchange Notes, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the Company's financial condition, performance and prospects.

                                USE OF PROCEEDS

     The Exchange Offer is being effected to satisfy the Company's obligations under the Original Notes, the Indenture and the Registration Rights Agreement (as defined herein). The Company will not receive any cash proceeds from the Exchange Offer. In consideration of issuing the Exchange Notes in the Exchange Offer, the Company will receive an equal principal amount of Original Notes. Original Notes that are properly tendered in the Exchange Offer and not validly withdrawn will be accepted, canceled and retired and cannot be reissued.

     The net proceeds from the sale of the Original Notes was approximately $315.7 million after deducting selling commissions and transaction expenses. The Company used approximately $75.0 million of such proceeds to retire the Senior Loan (as defined herein) and expects to use the remaining net proceeds for general corporate purposes, including working capital to fund anticipated operating losses, the expansion of the Company's core business, investments in new business segments and markets, including the Company's planned sales of music products and international expansion, and capital expenditures. The Company expects, if the opportunity arises, to use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. From time to time, in the ordinary course of business, the Company has and will continue to evaluate potential acquisitions of and investments in such businesses, products or technologies.

     On December 23, 1997, the Company borrowed $75.0 million pursuant to a three-year senior secured term loan (the "Senior Loan"). The Senior Loan was secured by a first priority lien on substantially all of the Company's assets. The Company had the option to choose from the following interest rate options:
(i) a variable rate adjusted every one, two, three or six months at the Company's option and based on the London Interbank Offered Rate plus 3.50% per annum for the first six months of the Senior Loan and 4.00% thereafter or (ii) a variable rate of interest based on the lender's Base Rate plus 1.50% per annum for the first six months of the Senior Loan and 2.00% thereafter (10.00% at December 31, 1997). As of March 31, 1998, $75.0 million aggregate principal amount was outstanding with respect to the Senior Loan. The Company repaid the Senior Loan in full with a portion of the net proceeds from the Offering on May 8, 1998.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company has incurred significant losses since inception, and as of June 30, 1998 had an accumulated deficit of $64.1 million. To date, the Company has not generated earnings sufficient to cover total fixed charges in any of its fiscal years. For the year ended December 31, 1997, and the six months ended June 30, 1998, as adjusted for the offering of the Original Notes and application of the net proceeds therefrom, the Company's earnings before fixed charges would have been insufficient to cover fixed charges by $27.6 million and $30.5 million, respectively. See "Risk Factors -- Limited Operating History; Accumulated Deficit; Anticipated Losses" and " -- Unpredictability of Future Revenues; Potential Fluctuations in Quarterly Operating Results; Seasonality" and "Selected Financial Data."

                                 CAPITALIZATION

     The following table sets forth the cash and marketable securities and capitalization of the Company as of June 30, 1998.

                                                               JUNE 30, 1998
                                                              ----------------
                                                               (in thousands,
                                                              except share and
                                                              per share data)
Cash........................................................      $  2,523
Marketable securities.......................................       337,396
                                                                  ========
Long-term debt:
  Senior Discount Notes due 2008............................      $330,704
  Other long-term debt, net of current portion(1)...........         1,702
Stockholders' equity:
Preferred stock, $0.01 par value per share; 10,000,000
  shares authorized; no shares issued and outstanding.......
Common stock, $0.01 par value per share; 300,000,000 shares
  authorized; 49,669,601 shares issued and outstanding......           497
Additional paid-in capital..................................       104,368
Deferred compensation.......................................        (1,301)
Other losses................................................           (35)
Accumulated deficit.........................................       (64,100)
                                                                  --------
          Total stockholders' equity........................        39,429
                                                                  --------
Total capitalization........................................      $371,835
                                                                  ========

---------------
(1) Represents $1,521 under fixed asset financing agreements and $181 of capital lease obligations.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1998 and the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which are incorporated by reference herein. See "Incorporation of Documents by Reference." The statement of operations data for the six months ended June 30, 1998 and the balance sheet data at June 30, 1998, with the exception of the other operating data, are derived from financial statements of the Company, which are included in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1998, which is incorporated by reference herein. See "Incorporation of Documents by Reference." The statement of operations data for each of the years in the three-year period ended December 31, 1997 and the balance sheet data at December 31, 1997 and 1996, with the exception of the other operating data, are derived from financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors, and are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated by reference herein. See "Incorporation of Documents by Reference." The statement of operations data for the period from July 5, 1994 (inception) to December 31, 1994 and the balance sheet data at December 31, 1995 and 1994, with the exception of the other operating data, are derived from the financial statements of the Company which were also audited by Ernst & Young LLP, and which are included in the Company's Registration Statement on Form S-1 (Registration No. 333-23795), dated May 15, 1997. The historical results are not necessarily indicative of future results.

                                                                                         FOR THE PERIOD
                                                 SIX                                          FROM
                                               MONTHS                                     JULY 5, 1994
                                                ENDED        YEAR ENDED DECEMBER 31,       (INCEPTION)
                                              JUNE 30,     ---------------------------   TO DECEMBER 31,
                                                1998         1997      1996      1995         1994
                                             -----------   --------   -------   ------   ---------------
                                             (unaudited)           (in thousands)
STATEMENT OF OPERATIONS DATA:
Net sales..................................   $203,352     $147,758   $15,746   $  511       $   --
Cost of sales..............................    157,840      118,945    12,287      409           --
                                              --------     --------   -------   ------       ------
Gross profit...............................     45,512       28,813     3,459      102           --
Operating expenses:
  Marketing and sales......................     45,955       38,964     6,090      200           --
  Product development......................     14,789       12,485     2,313      171           38
  General and administrative...............      5,225        6,573     1,035       35           14
  Amortization of goodwill and other
     purchased intangibles.................      5,413           --        --       --           --
                                              --------     --------   -------   ------       ------
          Total operating expenses.........     71,382       58,022     9,438      406           52
                                              --------     --------   -------   ------       ------
Loss from operations.......................    (25,870)     (29,209)   (5,979)    (304)         (52)
Interest income............................      4,974        1,898       202        1           --
Interest expense...........................     (9,589)        (279)       --       --           --
                                              --------     --------   -------   ------       ------
Net interest income (expense)..............     (4,615)       1,619       202        1           --
                                              --------     --------   -------   ------       ------
Net loss...................................   $(30,485)    $(27,590)  $(5,777)  $ (303)      $  (52)
                                              ========     ========   =======   ======       ======
Basic and diluted loss per share(1)........   $  (0.64)    $  (0.64)  $ (0.16)  $(0.01)      $(0.00)
                                              ========     ========   =======   ======       ======
Shares used in computation of basic and
  diluted loss per share(1)................     47,299       43,302    37,088   28,788       35,460
                                              ========     ========   =======   ======       ======
OTHER OPERATING DATA:
Net cash provided by (used in) operating
  activities...............................   $ (4,420)    $  3,522   $(1,735)  $ (232)      $  (24)
Capital expenditures(2)....................      7,714       11,604     1,214       52           28
EBITDA(3)..................................    (11,494)     (22,633)   (5,491)    (284)         (47)
Deficiency of earnings available to cover
  fixed charges(4).........................    (30,485)     (27,590)   (5,777)    (303)         (52)

                                                                                         FOR THE PERIOD
                                                 SIX                                          FROM
                                               MONTHS                                     JULY 5, 1994
                                                ENDED        YEAR ENDED DECEMBER 31,       (INCEPTION)
                                              JUNE 30,     ---------------------------   TO DECEMBER 31,
                                                1998         1997      1996      1995         1994
                                             -----------   --------   -------   ------   ---------------
                                             (unaudited)           (in thousands)
BALANCE SHEET DATA:
Cash.......................................   $  2,523     $  1,567   $   823   $  804       $   52
Marketable securities......................    337,396      123,499     5,425      192           --
Working capital (deficiency)...............    297,517       93,517     2,270      920          (16)
Total assets...............................    443,759      149,006     8,271    1,084           76
Total debt.................................    333,090       78,202        --       --           --
Stockholders' equity.......................     39,429       28,486     3,401      977            8

---------------
(1) As adjusted for the Company's 2-for-1 stock split payable June 1, 1998.

(2) Capital expenditures include assets acquired under capital leases.

(3) EBITDA is provided because it is a commonly accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is presented to enhance the understanding of the Company's operating results and is not intended to represent cash flows or results of operations in accordance with generally accepted accounting principles ("GAAP") for the periods indicated. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating activities as determined using GAAP are also presented in Other Operating Data.

(4) Earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense the Company believes to be representative of interest.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Original Notes were initially issued and sold by the Company on May 8, 1998 (the "Closing Date") to Morgan Stanley, the Placement Agent thereof, pursuant to a Placement Agreement, dated May 5, 1998 (the "Placement Agreement"). The Placement Agent subsequently resold the Original Notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and to other institutional "accredited investors" within the meaning of Rule 501(a)(1), (2), (3), or (7) under the Securities Act. Pursuant to the Placement Agreement, the Company and the Placement Agent entered into a Registration Rights Agreement on May 8, 1998 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company agreed to use commercially reasonable efforts to consummate the Exchange Offer on or prior to November 8, 1998. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the description of the terms of the Registration Rights Agreement is qualified in its entirety by reference thereto. The Registration Statement of which this Prospectus is a part is intended to satisfy the Company's obligations with respect to the registration of the Original Notes in accordance with the terms of the Registration Rights Agreement and the Indenture. Following the consummation of the Exchange Offer, holders of Original Notes not validly tendered in the Exchange Offer and holders of Exchange Notes will not have any further registration rights (other than certain registration rights granted to Morgan Stanley, as hereinafter indicated). In addition, holders of Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

TERMS OF THE EXCHANGE OFFER

     The Company intends the following terms to provide for the conduct of the Exchange Offer in accordance with the provisions of the Registration Rights Agreement, the Indenture, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission thereunder. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on September 14, 1998, or such later time and date to which the Exchange Offer is extended by the Company in its sole discretion, which time and date, as indicated herein or as extended, is referred to herein as the "Expiration Date." The Company will issue $1,000 principal amount at maturity of Exchange Notes in exchange for each $1,000 principal amount at maturity of Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer.

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act and (ii) the Exchange Notes will not be subject to any covenant regarding registration under the Securities Act, including any such rights under the Registration Rights Agreement or the Indenture, which rights, in any event, will terminate with respect to the Original Notes upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Original Notes, such that both the Exchange Notes and the Original Notes will be treated as a single class of debt securities under the Indenture.

     Holders of Original Notes that are accepted for exchange will not receive accrued interest thereon at the time of the consummation of the Exchange Offer. The Accreted Value of the Exchange Notes initially will be equal to the Accreted Value of the Original Notes at the time of the consummation of the Exchange Offer. From and after May 1, 2003, the Exchange Notes will bear interest, which will be payable in cash, at a rate of 10% per annum on each May 1 and November 1, commencing November 1, 2003.

     As of the date of this Prospectus, $530,000,000 aggregate principal amount at maturity of Original Notes was outstanding. There will be no fixed record date for determining holders of the Original Notes entitled to participate in the Exchange Offer.

     The Company shall be deemed to have accepted validly tendered Original Notes when, as and if the Company has given oral or written notice thereof (oral notice being promptly confirmed in writing) to The Bank of New York, as Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Original Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders of Original Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer.

     Holders of Notes who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXTENSION; AMENDMENTS

     In order to extend the Exchange Offer, the Company must notify the Exchange Agent of any extension by oral or written notice (oral notice being promptly confirmed in writing) and will make public announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) to extend the Expiration Date, (iii) if any of the conditions set forth below under "-- Conditions of the Exchange Offer shall not have been satisfied, to terminate the Exchange Offer, or (iv) to amend the terms of the Exchange Offer in any manner, by giving oral or written notice (oral notice being promptly confirmed in writing) of such delay, extension, termination or amendment to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company promptly will disclose such amendments by means of a prospectus supplement that will be distributed to The Depository Trust Company ("DTC") and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five-to-ten-business-day period.

     Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall not have an obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to the Expiration Date. In addition, (i) certificates for such Original Notes must be received by the Exchange Agent along with the Letter of Transmittal,
(ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Original Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent" prior to the Expiration Date.

     The tender by a Holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed assignment from the registered Holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States unless the Original Notes tendered pursuant thereto are tendered
(i) by a registered Holder or (ii) for the account of an Eligible Institution (as defined below).

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by a properly completed bond power signed by such registered Holder as such registered Holder's name appears on such Original Notes.

     If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Original Notes and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Original Notes, none of the Company, the Exchange Agent, or any other person shall be under any duty to give such notification or incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Conditions of the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each Holder will represent to the Company (on its own behalf and on behalf of any beneficial owner of any Original Note subject to the Letter of Transmittal) that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither the Holder nor any such other person is participating in or intends to participate in a distribution of such Exchange Notes, (iii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (iv) neither the Holder nor any such other person is an Affiliate of the Company.

     In all cases, issuance of Exchange Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Original Notes or a timely Book-Entry Confirmation of such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed duly executed Letter of Transmittal and all other required documents. If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Original Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or nonexchanged Original Notes will be returned without expense to the tendering Holder thereof (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available or (ii) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if

          (a) the tender is made through an a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution");

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Original Notes and the principal amount of Original Notes tendered stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Original Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Original Notes in proper form for transfer and other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes register the transfer of such Original Notes in the name of the person withdrawing the tender, and (iv) specify the name in which any such Original Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Original Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Original Notes. See "-- Conditions of the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Original Notes for exchange when, as and if the Company has given oral or written notice thereof (oral notice being promptly confirmed in writing) to the Exchange Agent.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Original Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Original Notes if, in the sole judgment of the Company, the Exchange Offer would violate any law, statute, rule or regulation or an interpretation thereof of the Staff of the Commission. If the Company determines in its sole discretion that this condition is not satisfied, the Company may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the Expiration Date, subject, however, to the rights of Holders to withdraw such Original Notes (see "-- Withdrawal of Tenders") or

(iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five-to-ten-business-day period.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests of or Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     BY REGISTERED OR CERTIFIED MAIL, BY OVERNIGHT COURIER OR BY HAND:

                              The Bank of New York
                             Reorganization Section
                        101 Barclay Street, Floor 7 East
                               New York, NY 10286
                        Attention: Santino Ginocchietti

                                       or

                                 BY FACSIMILE:

                              The Bank of New York
                        Attention: Santino Ginocchietti
                        Facsimile Number: (212) 815-6339

     In addition, Letters of Transmittal and any other required documentation should be sent to the Exchange Agent at the address set forth above, except where facsimile transmission is specifically authorized (e.g., withdrawals and Notices of Guaranteed Delivery). DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be paid by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse its reasonable out-of-pocket expenses in connection therewith.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Original Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to the tendering Holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Original Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Original Notes may be resold only (i) to the Company or any subsidiary thereof, (ii) so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a "qualified institutional buyer" to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A, (iii) outside the United States to non-U.S. persons in an offshore transaction in compliance with Rule 904 under the Securities Act, (iv) pursuant to an exemption from registration in accordance with Rule 144 (if available), (v) to an institutional "accredited investor" (within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act) that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the registration of transfer of the Original Notes and, if such transfer is in respect of a principal amount of Original Notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, and (vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the Trustee being met. The liquidity of the Original Notes could be adversely affected by the Exchange Offer. See "Risk Factors -- Consequences of Failure to Exchange." Following the consummation of the Exchange Offer, holders of the Original Notes will have no further registration rights under the Registration Rights Agreement (other than certain registration rights granted to Morgan Stanley).

RESALES OF THE EXCHANGE NOTES

     Based on an interpretation by the Staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that the Exchange Notes or interests therein issued pursuant to the Exchange Offer in exchange for Original Notes or interests therein may be offered for resale, resold and otherwise transferred by a Holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an Affiliate of the Company) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the Holder is acquiring the Exchange Notes in the ordinary course of its business and not participating, and had no arrangement or understanding with any person to participate, in the distribution of Exchange Notes. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes must represent that the Original Notes tendered in the Exchange Offer were acquired by such broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time or time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company intends to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the last Exchange Date. See "Plan of Distribution."

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The Exchange Notes will be recorded at the same carrying value as the Original Notes, as reflected in the Company's accounting records on the date of the exchange. The expenses of the Exchange Offer will be amortized over the remaining term of the Notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes are to be issued under the Indenture. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein, and those terms made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

GENERAL

     The Notes are senior unsecured obligations of the Company, limited to $530.0 million aggregate principal amount at maturity, and will mature on May 1, 2008. Although for federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accrues from the issue date of the Notes, no interest will be payable on the Notes prior to November 1, 2003. Interest on the Notes will accrue at the rate shown on the front cover of this Prospectus beginning May 1, 2003 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the April 15 or October 15 immediately preceding the Interest Payment Date) on May 1 and November 1 of each year, commencing November 1, 2003. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, New York, New York 10286); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after May 1, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's last address as it appears in the Security Register, at the Redemption Prices (expressed in percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing May 1 of the years set forth below:

                        YEAR                           REDEMPTION PRICE
                        ----                           ----------------
2003.................................................      105.000%
2004.................................................      103.333
2005.................................................      101.667
2006 and thereafter..................................      100.000

     In addition, at any time prior to May 1, 2001, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Notes with the Net Cash Proceeds of one or more sales of Capital Stock of the Company (other than Disqualified Stock), at any time as a whole or from time to time in part, at a Redemption Price (expressed as a percentage of Accreted Value on the Redemption
Date) of 110%; provided that at least 65% of the aggregate principal amount at maturity of the Notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days after the related sale of Capital Stock.

     At any time prior to May 1, 2003, the Company may redeem all, but not less than all, of the Notes at a Redemption Price equal to the sum of (i) the Accreted Value on the Redemption Date, plus (ii) accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), plus (iii) the Applicable Premium.

     "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the Accreted Value of such Note on such Redemption Date and (ii) the excess of (A) the present value at such Redemption Date of the redemption price of such Note on May 1, 2003 (such redemption price being that described in the first paragraph of this "Optional Redemption" section), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the Accreted Value of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

     "Treasury Rate" means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to May 1, 2003; provided, however, that if the period from the Redemption Date to May 1, 2003 is not equal to the constant maturity of the U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. securities for which such yields are given, except that if the period from the Redemption Date to May 1, 2003 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the Original Note.

SINKING FUND

     There will be no sinking fund payments for the Notes.

REGISTRATION RIGHTS

     There will be no registration rights with respect to the Exchange Notes, except that the Company has granted certain registration rights to Morgan Stanley and that certain brokers or dealers registered under the Exchange Act who may be deemed to be "underwriters" with respect to the Exchange Notes may be entitled to continuing registration rights which the Company granted with respect to the Exchange Notes. See "Plan of Distribution."

RANKING

     The Notes are senior unsecured indebtedness of the Company ranking pari passu with the Company's existing and future unsubordinated, unsecured indebtedness and senior in right of payment to all subordinated indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness and to all existing and future liabilities of the Company's subsidiaries, including trade payables. As of June 30, 1998, as adjusted for the offering of the Original Notes and application of the net proceeds therefrom, the Company would have had approximately $2.4 million of indebtedness outstanding (other than the Notes), all of which would have been secured indebtedness. In addition, the Notes will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

     "Accreted Value" means, for any Specified Date, the amount provided below for each $1,000 principal amount at maturity of Notes:

          (i) if the Specified Date occurs on one of the following dates (each a "Semiannual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semiannual Accrual Date:

                SEMIANNUAL ACCRUAL DATE                  ACCRETED VALUE
                -----------------------                  --------------
November 1, 1998.......................................    $  644.60
May 1, 1999............................................    $  676.83
November 1, 1999.......................................    $  710.68
May 1, 2000............................................    $  746.21
November 1, 2000.......................................    $  783.52
May 1, 2001............................................    $  822.70
November 1, 2001.......................................    $  863.83
May 1, 2002............................................    $  907.02
November 1, 2002.......................................    $  952.38
May 1, 2003............................................    $1,000.00

          (ii) if the Specified Date occurs before the first Semiannual Accrual Date, the Accreted Value will equal the sum of (a) $615.07 and (b) an amount equal to the product of (1) the Accreted Value for the first Semiannual Accrual Date less $615.07 multiplied by (2) a fraction, the numerator of which is the number of days from the Closing Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Closing Date to the first Semiannual Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the Specified Date occurs between two Semiannual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semiannual Accrual Date immediately preceding such Specified Date and
     (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semiannual Accrual Date less the Accreted Value for the immediately preceding Semiannual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semiannual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iv) if the Specified Date occurs after the last Semiannual Accrual Date, the Accreted Value will equal $1,000.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and, in such case, except to the extent includible pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; provided that, for the purpose of determining whether a Restricted Subsidiary may Incur Indebtedness under the first paragraph of section (a) under the "Limitation on Indebtedness" covenant only, the total net income of such Restricted Subsidiary will be included; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; (vi) all extraordinary gains and extraordinary losses; and (vii) any compensation expense paid or payable solely with Capital Stock (other than Disqualified Stock) of the Company or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person or the acquisition of Capital Stock of any other Person, in each case pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's business or the business or assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted

Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (c) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $10 million in any transaction or series of related transactions,
(d) sales, transfers or other dispositions of obsolete or damaged assets, (e) sales of Capital Stock of a New Business Subsidiary if the proceeds therefrom are used in the business of such New Business Subsidiary or (f) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received consists of (x) property or assets (other than current assets) of a nature or type or that are used in a business (or Capital Stock or Indebtedness of a company having property or assets of a nature or type or used in a business) similar or related to the nature or type of the property and assets of, or business of, the Company and its Restricted Subsidiaries existing on the date of such sale or other disposition or (y) Capital Stock or Indebtedness of the Person to whom such assets are sold or disposed.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is beneficially owned by the Existing Stockholders on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of such Person's equity, other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other noncash items reducing Adjusted Consolidated Net Income

(other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all noncash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and the net costs associated with Interest Rate Agreements), Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries and all but the principal component of rentals in respect of Capitalized Lease Obligations, in each case paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof); and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission (such four-fiscal-quarter-period being the "Four-Quarter Period"); provided that, in making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness that is to be Incurred or repaid on the Transaction Date; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Four-Quarter Period and ending on the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date and for which financial information is available of the Person, or division or line of business of the Person, that is acquired or disposed of.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the

Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described below and such Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" covenant and "-- Repurchase of Notes Upon a Change of Control" described below.

     "Existing Stockholders" means Jeffrey P. Bezos, members of his immediate family and their transferees by will or intestacy, trusts for the benefit of any of them or any of their lineal descendants and any of their estates; L. John Doerr; Kleiner Perkins Caulfield & Byers; and any Affiliate of any of the foregoing.

     "Fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that, for purposes of clause (vii) of the second paragraph of the "Limitation on Indebtedness" covenant, (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the Company exceeds (i) $10.0 million, the fair market value of such property shall be determined by the directors of the Company who are not officers or employees of the Company, whose determination shall be conclusive and evidenced by a Board Resolution, and (ii) $100.0 million, the fair market value of such property shall be determined by a nationally recognized accounting or investment banking firm and set forth in their written opinion, which shall be delivered to the Trustee.

     "GAAP" means generally accepted accounting principles in the United States as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a person becoming a Restricted Subsidiary; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, Notes, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, Notes or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any

Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Business Subsidiary" means a Restricted Subsidiary of the Company whose primary business and operations do not include any of the U.S.-based book sales and distribution business and operations conducted by the Company and its Restricted Subsidiaries on the Closing Date.

     "Offer to Purchase" means an offer by the Company to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest (or original issue discount) pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest (or original issue discount) on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount at maturity of Notes delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered;

provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or an integral multiple thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof validly tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount at maturity to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business or the assets to be transferred or conveyed are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;
(iv) stock, obligations or securities received (x) in satisfaction of judgments or (y) in connection with the sale or disposition of a Person, assets or business; (v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits; (vi) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates; (vii) Strategic Investments; (viii) loans or advances to officers or employees of the Company or any Restricted Subsidiary (other than loans or advances made pursuant to clause (ix) below) that do not in the aggregate exceed $10.0 million at any time outstanding; and (ix) loans or advances to Persons who own Indebtedness or Capital Stock (other than any Affiliate of the Company or any Restricted Subsidiary) of any Person if such loans or advances are made as part of, or in connection with, a transaction pursuant to which such person becomes a Restricted Subsidiary of the Company or any other Restricted Subsidiary or substantially all of the assets of such Person are acquired by the Company or any Restricted Subsidiary, in an aggregate amount not to exceed 20% of the total consideration paid in connection with such acquisition. Any such loans or advances made within three months after completion of such transaction shall be deemed to be part of or in connection with such transaction for purposes of this definition.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its

Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that
(a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, (1) to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;
(xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens on or sales of receivables; (xix) Liens that secure Indebtedness Incurred under clause (ix) or (x) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; and (xx) Liens that secure Indebtedness with an aggregate principal amount not in excess of $100.0 million at any time outstanding.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of such Person's preferred or preference equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred stock or preference stock.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "S&P" means Standard & Poor's Ratings Services and its successors.

     "Specified Date" means any Redemption Date, any Payment Date for an Offer to Purchase or any date on which the Notes first become due and payable after an Event of Default.

     "Stated Maturity" means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Strategic Investment" means an Investment in any Person (other than an Unrestricted Subsidiary of the Company) whose primary business is related, ancillary or complementary to, and such Investment is determined in good faith by the Board of Directors (or senior officers of the Company to whom the Board of Directors has duly delegated the authority to make such a determination), whose determination shall be conclusive and evidenced by a Board Resolution, to promote or significantly benefit the businesses of the Company and its Restricted Subsidiaries on the date of such Investment.

     "Strategic Subordinated Indebtedness" means Indebtedness of the Company Incurred to finance an Asset Acquisition which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, (i) is expressly made subordinate in right of payment to the Notes and
(ii) provides that no payment of principal or premium, or interest on or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's obligations under the Notes; provided that such Indebtedness may provide for and be repaid at any time from the proceeds of a capital contribution or the sale of Capital Stock (other than Disqualified Stock) of the Company after the Incurrence of such Indebtedness.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States or any agency thereof or obligations fully and unconditionally guaranteed by the United States or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States , and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than two years after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States, any state thereof or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's, (vi) with respect to security or collateral required to be provided by the Company under the terms of any lease or in connection with any capital expenditure, Indebtedness issued by any corporation (other than the Company or an Affiliate of the Company) incorporated and in existence in any state of the United States or the District of Columbia and having a rating, at the time as of which such Investment is made, of "AA" (or higher) according to S&P or "Aa1" (or higher) according to Moody's, and (vii) funds that do not utilize Indebtedness in order to make investments and that invest solely in any of the Investments described in clauses (i) through (vi) above.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

     The Indenture contains, among others, the following covenants.

     LIMITATION ON INDEBTEDNESS

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that (x) the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1 and (y) any Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 4:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $300.0 million; (ii) Indebtedness owed (A) to the Company evidenced by a promissory note or (B) to any of its Restricted Subsidiaries; provided that any event resulting in any such Restricted Subsidiary's ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause
(ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi), (vii), (ix), (x) or
(xii) of this paragraph; it being understood that Indebtedness Incurred pursuant to any of such clauses may be refinanced or refunded pursuant to such clauses) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (x) are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (y) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly
(A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control or (B) deposited to defease the Notes as described below under "-- Defeasance"; (vi) Guarantees of the Notes, Guarantees of Indebtedness of Restricted Subsidiaries by the Company or by any Restricted Subsidiary if the Restricted Subsidiary is permitted to Incur such Indebtedness under the Indenture and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described below; (vii) Indebtedness of the Company not to exceed, at any one time outstanding, two times (A) the Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent (I) such capital contribution or Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (iii), (iv), (vi) or (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; and (II) if such capital contribution or Net Cash Proceeds are used to consummate a transaction pursuant to which the Company Incurs Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one-half of the amount of Acquired Indebtedness so Incurred and (B) 80% of the fair market value of property (other than cash and cash equivalents) received by the Company after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent (I) such capital contribution or sale of Capital Stock has not been used pursuant to clause (iii), (iv), (vi) or (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a

Restricted Payment and (II) if such capital contribution or Capital Stock is used to consummate a transaction pursuant to which the Company Incurs Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so Incurred; provided that such Indebtedness (other than Indebtedness Incurred under a working capital or revolving credit facility) does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; (viii) Acquired Indebtedness; (ix) Indebtedness of the Company Incurred to finance capital expenditures of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $100.0 million in any fiscal year; provided that amounts not so Incurred in any fiscal year may be accumulated and Incurred by the Company in any subsequent fiscal year; (x) Indebtedness of the Company Incurred to finance seasonal or working capital requirements of the Company and its Restricted Subsidiaries; (xi) Strategic Subordinated Indebtedness; and (xii) subordinated Indebtedness of the Company (in addition to Indebtedness permitted under clauses (i) through (xi) above) in an aggregate principal amount outstanding at any time not to exceed $300.0 million.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     LIMITATION ON RESTRICTED PAYMENTS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes, or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment, (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission, plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause
(vii) of the second paragraph under the "Limitation on Indebtedness" covenant, plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or a Subsidiary of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments in any Person; provided that the aggregate amount of Investments made pursuant to this clause (vi) does not exceed the sum of (a) $50.0 million, plus (b) the amount of Net Cash Proceeds received by the Company after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (vii) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses (iii) or (iv) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (c) the net reduction in Investments made pursuant to this clause (vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), provided that the net reduction in any Investment shall not exceed the amount of such Investment; (vii) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company; (viii) the payment of dividends on (x) Preferred Stock issued by a New Business Subsidiary and

(y) Preferred Stock (other than Disqualified Stock) issued by the Company that is convertible into Common Stock of the Company; (ix) the purchase, redemption or other acquisition or retirement of Common Stock of the Company or any option or other right to acquire shares of Common Stock of the Company (i) if such Common Stock, option or other right was issued pursuant to a plan or arrangement approved by the Company's Board of Directors, and such purchase, redemption or other acquisition or retirement (x) occurs in accordance with the terms of such plan or arrangement, from former employees of the Company and its Subsidiaries or their estates or (y) is from an employee of the Company (other than Jeffrey
P. Bezos and his Affiliates) and the price paid by the Company to such employee is equal to the exercise or purchase price paid by such employee and (ii) from employees of the Company or its Subsidiaries in an amount not to exceed $2.0 million in any fiscal year; provided that in the case of clause (ii) amounts not paid for any such purchase, redemption or other acquisition or retirement in any fiscal year may be accumulated and paid in any subsequent fiscal year; and (x) other Restricted Payments in an aggregate amount not to exceed $30.0 million; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv) and (vi), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary other than a New Business Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,
(ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary, or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any amendments, extensions, refinancings, renewals or replacements of such agreements; provided that the amendments, encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if
(A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

     LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock), except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) issuances or sales of (x) Common Stock of a Restricted Subsidiary; provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale (other than any sale of Common Stock of a New Business Subsidiary) in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below and (y) Preferred Stock of a New Business Subsidiary.

     LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (x) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) Indebtedness Incurred under a working capital or revolving credit facility. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

     LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;
(iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions With Stockholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $5.0 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

     LIMITATION ON LIENS

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien for so long as such obligation or liability is so secured.

     The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause
(iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; or (vi) Permitted Liens.

     LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the

Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

     LIMITATION ON ASSET SALES

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 18 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 18 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 18-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 18-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate Accreted Value of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the Accreted Value of the Notes on the relevant Payment Date, plus, in each case, accrued interest (if any) to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the Accreted Value thereof on the relevant Payment Date, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     At all times, whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

     The following events are defined as "Events of Default" in the Indenture:
(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes Upon a Change of Control" covenant; (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount at maturity of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 60 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 60 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the

Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary, or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the Accreted Value of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such Accreted Value of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the Accreted Value of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the Accreted Value of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see
"-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the Accreted Value of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture requires certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (iii) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; and (iv) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii) above) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clause (iii) above does not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     Defeasance and Discharge. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments or any date on which the Notes may be redeemed at the option of the Company, in each case in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and
(ii) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the

Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an opinion of counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (iii) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clause (iii) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments or any date on which the Notes may be redeemed at the option of the Company, in each case in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an opinion of counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity or, if applicable, optional redemption date, but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the Accreted Value of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK ENTRY; DELIVERY AND FORM

     The Exchange Notes will initially be issued in the form of one Global Note (the "Global Exchange Note") and deposited upon issuance with and registered in the name of, or on behalf of, DTC or its nominee.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Exchange Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in a Global Exchange Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, and interest on, a Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Exchange Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Exchange Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear & Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     The Company expects that DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Exchange Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction.

     The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Exchange Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated Exchange Notes ("Certificated Exchange Notes") in exchange for the Global Exchange Notes. In addition, if there is an Event of Default under the Exchange Notes, DTC may exchange the Global Exchange Note for Certificated Exchange Notes and distribute such Certificated Exchange Notes to its participants. Finally, beneficial owners whose interests are represented by the Global Exchange Note may request a physical certificate.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion, which was prepared by Perkins Coie LLP, counsel to the Company, summarizes the material U.S. federal income tax consequences of the exchange of the Original Notes for the Exchange Notes pursuant to the Exchange Offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations after the date hereof could alter or modify the validity of this discussion and the conclusions set forth below. Any such changes or interpretations may be retroactive and could adversely affect a Holder of the Original Notes or the Exchange Notes.

     This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their personal investment or tax circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of Holders subject to special treatment under the U.S. federal income tax laws, such as certain financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, foreign corporations or nonresident alien individuals, or persons holding Original Notes or Exchange Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any state, local or foreign tax laws is not discussed.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH HOLDER OF AN ORIGINAL NOTE THAT IS PARTICIPATING IN THE EXCHANGE OFFER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH HOLDER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE EXCHANGE OF THE ORIGINAL NOTES FOR THE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER.

EXCHANGE OFFER

     The exchange of the Original Notes by any holder for the Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Original Notes. Rather, the Exchange Notes received by any Holder should be treated as a continuation of the Original Notes in the hands of such holder. As a result, there should be no federal income tax consequences to Holders exchanging the Original Notes for the Exchange Notes pursuant to the Exchange Offer, and the federal income tax consequences of holding and disposing of the Exchange Notes should be the same as the federal income tax consequences of holding and disposing of the Original Notes. Accordingly, Holders of the Exchange Notes will be required to include in income for federal income tax purposes in advance of the receipt of cash payment to which the income is attributable original issue discount (which is the excess of the stated redemption value of the Notes over their issue price) to the same extent as required for the Original Notes. As in the case of the Original Notes, U.S. withholding tax may apply to original issue discount on the Exchange Notes for certain non-U.S. Holders. Also, a holder's adjusted tax basis in the Exchange Notes will be the same as its adjusted tax basis in the Original Notes exchanged therefor and its holding period for the Original Notes will be included in its holding period for the Exchange Notes. Thus, the determination of gain on a sale or other disposition of the Exchange Notes will be the same as for the Original Notes.

                              PLAN OF DISTRIBUTION

     Reference is made to "The Exchange Offer" above for a description of the Exchange Offer, including the purpose of the Exchange Offer, the basis upon which the Exchange Notes are offered and expenses incurred in connection with the Exchange Offer.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus with any resale of Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company will, during the period ending 180 days after the last Exchange Date, make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     Neither the Company nor any of its affiliates has entered into any arrangement or understanding with any broker-dealer to distribute the Exchange Notes and will not receive any proceeds from any sale of Exchange Notes by any broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker or dealer and/or the purchaser of any such Exchange Notes. Any broker or dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such person may be deemed to be underwriter compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Morgan Stanley has advised the Company that it intends to make a market in the Exchange Notes; however, it is not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of Morgan Stanley. To the extent Morgan Stanley is considered an Affiliate of the Company, the Company has advised Morgan Stanley that it must comply with the registration and prospectus delivery requirements of the Securities Act applicable to affiliates in connection with such secondary resale transactions. See "Risk Factors -- Lack of Public Market." To the extent that Morgan Stanley is an Affiliate of the Company, the Company is required to file a shelf registration statement and keep such shelf registration statement effective in order to provide Morgan Stanley with the ability to resell Exchange Notes that it acquires from time to time in connection with any market-making activities.

     The Company has agreed in the Registration Rights Agreement to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the underwriters or holders of the Exchange Notes.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Exchange Notes being offered hereby will be passed upon for the Company by Perkins Coie LLP, Seattle, Washington.

                                    EXPERTS

     The financial statements of Amazon.com, Inc. appearing in Amazon.com, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    3
Incorporation of Documents by
  Reference...........................    3
Forward-Looking Statements............    4
Prospectus Summary....................    5
Risk Factors..........................   11
Use of Proceeds.......................   19
Ratio of Earnings to Fixed Charges....   19
Capitalization........................   20
Selected Financial Data...............   21
The Exchange Offer....................   23
Description of the Exchange Notes.....   29
Certain Federal Income Tax
  Consequences........................   55
Plan of Distribution..................   56
Legal Matters.........................   57
Experts...............................   57

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                                     [LOGO]

                                AMAZON.COM, INC.
                             OFFER TO EXCHANGE ITS
                       10% SENIOR DISCOUNT NOTES DUE 2008
                      WHICH HAVE BEEN REGISTERED UNDER THE
                     SECURITIES ACT OF 1933 FOR ANY AND ALL
                     OF ITS OUTSTANDING 10% SENIOR DISCOUNT
                           NOTES DUE 2008 WHICH WERE
                        ISSUED AND SOLD IN A TRANSACTION
                         EXEMPT FROM REGISTRATION UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                AUGUST 13, 1998

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